EXHIBIT 10.36

Executive Severance and Non-Competition Agreement

This Agreement is made on this 1st day of February, 2016, by and between Ingredion Brasil - Ingredientes Industrias Ltda., a Brazilian corporation (the “Company”), and Ernesto Pousada (the “Executive”).

WHEREAS, the Executive is a key employee of the Company, and

WHEREAS, the Company wishes to assure that it will have the continued dedication of the Executive and the availability of the Executive‘s advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of Ingredion Incorporated (the "Parent"), and to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive is willing to continue to serve the Company taking into account the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

Article 1.  Change in Control

1.1Benefits shall be provided under Article 3 hereof only in the event there shall have occurred a “Change in Control”, as such term is defined below, and the Executive’s employment by the Company shall thereafter have been terminated by the Company in accordance with Article 2 below within the period beginning on the date of the “Change in Control” and ending on the second anniversary of the date of the “Change in Control” (the “Protection Period”). If any Protection Period terminates without the Executive’s employment having been terminated by the Company, any subsequent “Change in Control” shall give rise to a new Protection Period. No benefits shall be paid under Article 3 of this Agreement if the Executive’s employment terminates outside of a Protection Period.

(a) “Change in Control” shall mean:

(1)  The acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Parent (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Parent (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Parent), (B) any acquisition by the Parent, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1.1(a); provided further, that for purposes of clause (B), if any Person (other than the Parent or any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Parent, and such Person shall, after such acquisition by the Parent, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2) Individuals who, as of the beginning of any consecutive two-year period constitute the Board of Directors of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided that any individual who subsequently becomes a director of the Parent and whose election, or nomination for election by the Parent’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the

Incumbent Board; and provided further, that any individual who was initially elected as a director of the Parent as a result of an actual or threatened solicitation by a Person other than the Board of Directors for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors shall not be deemed a member of the Incumbent Board;

(3) The consummation of a reorganization, merger or consolidation of the Parent or sale or other disposition of all or substantially all of the assets of the Parent (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii)  no Person (other than: the Parent; any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 15% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4) The consummation of a plan of complete liquidation or dissolution of the Parent.

(b)For purposes of this Agreement, the term “Affiliate” shall mean any corporation in which the Parent possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock.

Article 2.  Termination Following Change in Control

2.1The Executive shall be entitled to the benefits provided in Article 3 hereof upon any termination of his employment by the Company within a Protection Period, except if the termination of his employment occurs due to his death or by the Company for “Cause”.    As a condition of receiving the benefits under this Agreement, the Executive agrees to cooperate with the Company and the Affiliates in effecting his termination of employment by the Company.    In any case, irrespective of whether payment under this Agreement or otherwise applies, any termination of the employment relationship of the Executive will need to follow the specific procedures applicable under Brazilian employment law. This Agreement does not represent job protection/ security to the Executive and, may be terminated at any time, provided that applicable law or collective bargaining agreement does not provide otherwise.

(a)      Cause.  Termination of the Executive’s employment by the Company for “Cause” shall be defined as provided in Article 482 of the Labor Code in Brazil.

(b)      Without Cause.  Termination of Executive's employment by the Company at the Company's initiative for any reason other than for Cause or due to his death.

 (c)     Transfers; Sale of an Affiliate.  A transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, or between Affiliates (including in each case without limitation a transfer due to merger or other consolidation) shall not be considered a termination of employment for purposes of this Agreement. If the Parent’s direct or indirect ownership of a corporation is reduced so as to cause such corporation to cease to be an  “Affiliate” as defined in Section 1.1(b) of this Agreement and the Executive continues in employment with such corporation, this shall not be considered as a termination of the Executive's employment agreement for any purposes, including for purposes of this Agreement. Thus, Executive shall not be entitled to any benefits pursuant to Article 3 unless (a) a Change in Control occurred prior to such reduction in ownership and (b) the Executive‘s employment terminates within the Protection Period beginning on the date of such Change in Control under circumstances that would have entitled the Executive to benefits if such corporation were still an Affiliate.

Article 3.  Benefits Upon Termination Within Protection Period

3.1If, within a Protection Period, the Executive’s employment by the Company shall be terminated by the Company other than because of his death or for Cause, the Executive shall be entitled to the benefits provided for below:

(a)The Company shall pay to the Executive through the date of the Executive’s termination of employment outstanding salary then in effect, together with vacation accrued and unused to the date on which Executive’s employment terminates, and all other benefits due to Executive through the date of Executive’s termination of employment, in accordance with the standard payroll and other practices / policies of the Company.

(b)The Company shall also pay to the Executive the amount equal to the target annual bonus established for the Executive under the Company’s annual bonus plan for the fiscal year in which the Executive’s termination of employment occurs, reduced pro rata for that portion of the fiscal year during which Executive actually provided services to the Company.

(c)The Company shall pay the Executive an additional termination bonus in the gross amount equivalent to the amount obtained in (i) below (the "Protection Termination Bonus").   For the purposes of this Agreement, last annual base salary is equivalent to 13.33 times Executive's monthly base salary then in effect.   The Protection Termination Bonus shall be made in one single installment no later than ninety (90) days after the date of the Executive's termination of employment, and shall be inclusive of any and all other amounts due to him from the Company or any Affiliate for termination of the Executive's employment with the Company, including, without limitation, any severance payments or termination indemnities (including FGTS and any applicable notice) due in accordance with any applicable statute or statutes, as well as by the amounts payable under Section 6.4 of this Agreement.

(i) The Protection Termination Bonus shall equal two (2) times the sum of (A) the Executive's last annual base salary and (B) the Executive's target annual bonus for the fiscal year in which the Executive’s termination of employment occurs, minus the sum of (C) all termination and severance payments due in accordance with applicable Brazilian law and (D) the restrictive covenants indemnity payable under Section 6.4 of this Agreement; [2*(A+B)]-(C+D)

(d~~)~~All other rights and benefits that the Executive is vested in, pursuant to other plans and programs of the Company such as the Retention Bonus so that in the case of involuntary termination (excluding death, disability or cause), during the first 3 years of employment, the Retention bonus will fully vest in the amount of USD 450,000 (four hundred and fifty thousand dollars.

The Executive shall be entitled to all payments and benefits provided for by or pursuant to this Section 3.1 whether or not he seeks or obtains other employment, except as otherwise specifically provided in this Section 3.1.    In any case, irrespective of whether payment under this Agreement or otherwise applies, any termination of the employment relationship of the Executive will need to follow the specific procedures applicable under Brazilian employment law.

Article 4.  Benefits Upon Termination Outside of Protection Period

4.1If, outside of a Protection Period, the Executive’s employment by the Company shall be terminated by the Company without Cause, and other than due to his death, the Executive shall be entitled to the benefits provided for below:

(a)The Company shall pay to the Executive through the date of the Executive’s termination of employment outstanding salary then in effect, together with vacation accrued and unused to the date on which Executive’s employment terminates, and all other benefits due to Executive through the date of Executive’s termination of employment, in accordance with the standard payroll and other practices of the Company.

(b)The Company shall also pay to the Executive a termination bonus in the gross amount equivalent to the amount obtained in (i) below (the "Non-Protection Termination Bonus").    For the purposes of this Agreement, last annual base salary is equivalent to 13.33 times Executive's monthly base salary then in effect.  The Non-Protection Termination Bonus shall be made in one single installment no later than ninety (90) days after the date of the Executive's termination of employment and shall be inclusive of any and all other amounts due to him from the Company or any Affiliate for termination of the Executive's employment with the Company, including, without limitation, any severance payments or termination indemnities (including FGTS and any applicable notice) due in accordance with any applicable statute or statutes, as well as by the amounts payable under Section 6.4 of this Agreement.

(i) The Non-Protection Termination Bonus shall equal one  (1) times (A) the Executive's last annual base salary, minus the sum of  (B) all termination and severance payments due in accordance with applicable Brazilian law and (C) the restrictive covenants indemnity payable under Section 6.4 of this Agreement; (1*A)-(B+C).

(c~~)~~All other rights and benefits that the Executive is vested in, pursuant to other plans and programs of the Company such as the Retention Bonus so that in the case of involuntary termination (excluding death, disability or cause), during the first 3 years of employment, the Retention bonus will fully vest in the amount of USD 450,000 (four hundred and fifty thousand dollars.

In any case, irrespective of whether payment under this Agreement or otherwise applies, any termination of the employment relationship of the Executive will need to follow the specific procedures applicable under Brazilian employment law.

Article 5.  Benefits Payment Schedule

5.1 Payment Schedule. Payments due to the Executive pursuant to Article 3 or Article 4 shall be paid or commence no later than ninety (90) days after the date of the Executive's termination of employment.

All amounts and benefits payable hereunder shall be reduced by any and all required or authorized withholding and deductions.

Notwithstanding the above, the Company’s obligation to pay the amounts due to the Executive pursuant to Article 3 or Article 4 of this Agreement, to the extent they were not already paid, shall cease immediately and such payments will be forfeited, if the Executive violates any condition described in Sections 6.1, 6.2 or 6.3, after his termination of employment. To the extent already paid, should the Executive violate any condition described in Sections 6.1, 6.2 or 6.3, after his termination of employment, such amounts provided hereunder shall be repaid in their entirety by the Executive to the Company, and all rights to such payments shall be forfeited.

Article 6.  Restrictive Covenants

The Executive acknowledges and agrees that he is agreeing to comply with the restrictive covenants in this Article 6 as a term and condition of, and in consideration for, his being hired by the Company as President, South America, and the compensation and other benefits set forth in his letter agreement dated November 28th, 2015.

6.1Confidentiality.  The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Executive’s employment), nor use in any manner, either during the Executive’s employment period or after the termination, for any reason, any Protected Information, or cause any such information of the Company or the Affiliates to enter the public domain. For purposes of this Agreement, “Protected Information” means trade secrets, Confidential Information (as defined below) or proprietary information of the Company as well as those of the Company's clients and prospective clients, customers and potential customers (collectively, the "Customers"); provided, however that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information. By way of illustration and not limitation, “Confidential Information” shall include the results of client opinion surveys, research and development plans or projects, client data, client survey and Company reports; computer materials such as programs, instructions, source and object code, and printouts; formulas; inventions, developments, and discoveries; product testing information; business improvements, processes, marketing and selling ideas; business plans (whether pursued or not); budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees of the Company; the identities of the Company's Customers and any Customer data, including, without limitation, any banking information and credit card data; the particular preferences, likes, dislikes and needs of those Customers; Customer information regarding contact persons, pricing, sales calls, daily routine,  timing, sales and services terms, and service plans; methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts and potential key accounts; the identities of the Company's suppliers and consultants, all information about those supplier and Consultant relationships such as contact person(s), pricing and other terms.

6.2 Non-solicitation.  During the term of this Agreement and for a period after the Executive’s date of termination of employment equal to either (i) twenty-four  (24) months if the Executive’s employment by the Company is terminated by the Company within a Protection Period or (ii) twelve (12) months if the Executive’s employment by the Company is terminated by the Company outside of a Protection Period, the Executive shall not, directly or indirectly, other than on behalf of the Company:

(A) Induce or assist in the inducement of any individual away from the Company’s or any Affiliate's  employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Company’s or any Affiliate's  interests with undivided loyalty; or

(B) Induce or assist in the inducement of any Customer, individual or entity that provides services to the Company or any Affiliate to reduce any such services provided to, or to terminate their relationship with the Company or any Affiliate.

6.3Non-competition.  The Executive expressly acknowledges that the Company and the Affiliates market and sell products globally, and given the Executive’s substantial experience and expertise in the industry including his significant exposure, access to, and participation in the development of the Company’s and the Affiliates’ strategy, marketing, intellectual property and confidential and proprietary information, his business affiliation with any individual or entity that sells or develops products similar to, or that may serve as a substitute for, the Company’s or any Affiliate's  products, would cause substantial and irreparable harm to the Company’s, and/or Affiliate's  business.  Accordingly, the Executive agrees that during his employment with the Company, and for a period after the termination of his employment with the Company equal to either (i) twenty-four  (24) months if the Executive’s employment by the Company is terminated by the Company within a Protection Period or (ii) twelve (12) months if the Executive’s employment by the Company is terminated by the Company outside of a Protection Period, the Executive shall not, directly or indirectly, other than on behalf of the Company or the Affiliates, participate or become involved as an owner, partner, member, director, officer, employee, or consultant, or otherwise enter into any business relationship, with any individual or entity anywhere in the world that develops, produces, manufactures, sells, or distributes starch, corn, rice, potato, stevia, corn oils, sweeteners, starches concentrates or other products produced by the Company or any Affiliate or that could be used as a substitute for such products including, but not limited to, Tapioca, Manioc, Yucca or Potato starches,  flours, syrups and sweeteners; Dextrose, Stevia-based or other high intensity sweeteners, Glucose, Polyols, HFCS, High Maltose syrup, texturants, and Maltodextrin sweeteners; Prebiotics; Omega-3; seed development, emulsifiers, encapsulates, non-synthetic green biomaterial products derived from starches, Inulin fibers; Corn oil; Gluten protein; and Caramel Color, fruit concentrates, fruit purees, fruit essences or formulated fruit products, vegetable concentrates, vegetable purees, vegetable essences or formulated vegetable products, and specifically including but not limited to the following entities that manufacture such or similar products:  ADM, Cargill, Bunge, Roquette, Staley, Tate & Lyle, Avebe, Arcor, Tereos/Syral, CP Kelco and Halotek, including subsidiaries or divisions thereof or any entity which succeeds to a relevant business.

6.4Indemnity of Restrictive Covenants. As an indemnity for the non-competition and non-solicitation covenants of Section 6.2 and Section 6.3 of this Agreement, the Company agrees to pay to Executive the gross equivalent of 50% of the Executive's base salary per month of the non-compete and non-solicitation period that is applicable under Section 6.2 and Section 6.3 of this Agreement (the "Restrictive Covenant Indemnity").  Half of the Restrictive Covenant Indemnity will be due and payable upon the Executive's termination of employment by the Company and half of the Restrictive Covenant Indemnity will be come due and payable upon the expiration of the applicable non-compete and non-solicitation period.

(A)  Provided that the non-compete and non-solicitation covenants set forth in Section 6.2 and Section 6.3 of this Agreement are duly observed and complied with by the Executive, the amount provided in this Section 6.4 shall be deposited in a bank account of the  Executive's choosing.

(B) Notwithstanding any of the foregoing, Company reserves the right, at its sole discretion, to reduce or waive the enforcement of the non-compete and non-solicitation periods referred to in Section 6.2 and Section 6.3 of this Agreement. In the event the Company decides to waive or reduce such provision(s),  Company will inform the Executive of its decision no less than ten (10) days from the termination of the Executive's employment agreement with the Company. In case of full or partial waiver of enforcement of the non-compete and non-solicitation periods referred to in Section 6.2 and Section 6.3 of this Agreement,  the indemnity set forth in  this Section 6.4 above will not be due to the Executive for such period of time the respective non-compete and non-solicitation is waived.

6.5Injunctive Relief.   The Executive acknowledges and agrees that the covenants contained in this Article 6 are reasonable in scope and duration, and are necessary to protect the Company’s and the Affiliates’ legitimate business interests.  Without limiting the rights of the Company and/or the Affiliates to pursue any other legal and/or equitable remedies available to them for any breach by the Executive of the covenants contained in this Article 6, the Executive acknowledges that a breach of those covenants would cause a loss to the Company and/or the Affiliates for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company and/or the Affiliates for a breach of those covenants and that, accordingly, the Company and/or the Affiliates shall be entitled to seek injunctive relief to prevent any breach or continuing breaches of the Executive’s covenants as set forth in this Article 6.  It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

Article 7.  No Other Severance Benefits; Right to Other Plan Benefits

The Executive hereby covenants and agrees that all the amounts he may be entitled to in the event of termination of the Executive’s employment under circumstances entitling the Executive to benefits hereunder, shall be offset by any and all other amounts due to him from the Company for dismissal without cause, including, without limitation, any severance payments or termination indemnities (including FGTS and any applicable prior notice) due in accordance with any applicable statute or statutes. Thus, any amounts that are paid to the Executive as a consequence of the Change in Control are not cumulative with other severance payments due to the Executive and shall inclusive of any local termination payments that may be due to him from the Company.   It is further agreed that the intention when signing this Agreement is to avoid (i) any double severance or termination payments which could be due under both this Agreement and Brazilian law and/or the Executive's employment agreement with the Company and (ii) any duplication of other benefits that the Executive is entitled to receive under his employment agreement with the Company or in accordance with Brazilian statutory provisions and/or pursuant to any other legal basis.

Article 8.  Termination of Employment Agreements

Any and all employment agreements entered into between the Company and the Executive prior to the date of this Agreement, with the exception of the employment agreement between the Executive and Ingredion Brasil - Ingredientes Industriais Ltda. dated February 1, 2016, are hereby terminated, except to the extent not permitted by applicable law.

Article 9.  Termination and Amendment; Successors; Binding Agreement

9.1This Agreement shall terminate on the close of business on the day preceding the one-year anniversary of the date of this Agreement. However, the term of this Agreement shall automatically be renewed for successive one year periods, unless at least six (6) months prior to such anniversary date of this Agreement, the Company or the Executive shall have given notice to the other party, in accordance with Article 10, that this Agreement shall not be extended. This Agreement may be amended only by an instrument in writing signed by the Company and the Executive consistent with Article 10 hereof.  Subject to Section 5.1 and Article 7, the Company expressly acknowledges that, during the term of this Agreement, the Executive shall have a binding and irrevocable right to the benefits set forth hereunder in the event of his termination of employment by the Company during a Protection Period to the extent provided in Section 2.1. Any purported amendment or termination of this Agreement by the Company, other than pursuant to the terms of this Section 9.1, shall be ineffective, and the Executive shall not lose any right hereunder by failing to contest such a purported amendment or termination.

9.2This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive and the Executive‘s legal representatives. If the Executive should die while any amounts remain payable to him hereunder, all such amounts shall be paid to his estate.

9.3Subject to Section 5.1 and Article 7, the Company‘s obligation to provide the benefits set forth in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which the Company may have against the Executive or anyone else, except as expressly set forth in this Agreement. All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to Section 5.1 and Article 7, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any portion of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

9.4     As used in this Agreement, “Company” shall mean the Company hereinbefore defined and any successor which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Article 10.  Notice

All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by registered mail, return receipt requested, addressed as follows:

If to the Executive:

Ernesto Pousada

If to the Company:

Ingredion Brasil - Ingredientes Industrias Ltda.

 Avenida do Café, Nº 277 - Torre B - 2º Andar - Jabaquara

 São Paulo, São Paulo

Attention:  [Insert job title and department]

or to such other address as either party may have furnished to the other in writing in accordance herewith.

Article 11.  Miscellaneous

No waiver by either party of any breach by the other party of, or compliance with, any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Brazil, without regard to its principles of conflict of laws.

Article 12.  Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

Article 13.  Legal Expenses; Dispute Resolution;

13.1The Company shall promptly pay all legal fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit under this Agreement (including all fees and expenses, if any, incurred in seeking advice in connection therewith).

13.2If any dispute or controversy arises under or in connection with this Agreement, including without limitation any claim under any local law, rule, decision or order relating to employment or the fact or manner of its termination, the Company and the Executive shall attempt to resolve such dispute or controversy through good faith negotiations. In case these negotiations are frustrated, any disputes or controversy arising therefrom shall be settled in the Courts of São Paulo, City of São Paulo, Brazil.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                                                           _/s/ Ernesto Pousada__________________

    Ernesto Pousada

Ingredion Brasil - Ingredientes Industrias Ltda.

By:  _/s/ Marcelo Couto__________________

Marcelo Couto

Vice President Human Resources - South America